Exhibit 5.1

August 6, 2015

Simmons First National Corporation

P. O. Box 7009

Pine Bluff, Arkansas 71611

Re:	Form S-8 Registration Statement for the Simmons First National Corporation

Ladies and Gentlemen:

We have examined the Form S-8 Registration Statement to be filed by Simmons First National Corporation (the “Company”) with the Securities and Exchange Commission on or about August 6, 2015 (the “Registration Statement”) in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of 100,000 shares of Class A Common Stock, par value $0.01 per share (the “ESPP Shares”), issuable under the Simmons First National Corporation 2015 Employee Stock Purchase Plan, dated December 15, 2014, (the “ESPP Plan”) and 1,000,000 shares of Class A Common Stock, par value $0.01 per share (the “Incentive Plan Shares”), issuable under the Simmons First National Corporation 2015 Incentive Plan, dated April 24, 2015, (the “Incentive Plan”), the ESPP Shares and the Incentive Plan Shares collectively referred to as the “Plan Shares”. Based upon the foregoing, and assuming: (i) the Plan Shares are issued in accordance with the ESPP Plan and the Incentive Plan, as the case may be; and (ii) the consideration required to be paid for the Plan Shares set forth in the ESPP Plan or the Incentive Plan (as the case may be) will be paid to the Company, it is our opinion that, after the effectiveness of the Registration Statement under the Act, the Plan Shares, when issued, will be validly issued, fully-paid and non-assessable.

The law covered by the opinions expressed herein is limited to the Federal securities laws of the United States of America and the laws of the State of Arkansas.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Quattlebaum, Grooms & Tull PLLC